Concurrent Computer Corporation
                                  Exhibit 11
          Primary and Fully Diluted Earnings Per Share Computation
         (Dollars and shares in thousands, except per share amounts)


                                         Years ended June 30,
                                   --------------------------------
                                     1994        1993        1992
                                   --------    --------    --------

  Income (loss) before
    extraordinary gain (loss) and
    cumulative effect of change
    in accounting principles       $(11,631)   $  3,869    $   (955)
  Extraordinary gain (loss) on
    early extinguishment of debt    (23,193)        -        61,102
  Cumulative effect of change
    in accounting principles         (5,000)        -           -
                                   --------    --------    --------
  Net income (loss)                $(39,824)   $  3,869    $ 60,147
                                   ========    ========    ========

  Weighted average number of
    of common shares                 28,054       2,367       2,004

  Increase in weighted average
    number of common shares
    upon assumed conversion
    of preferred stock                  -         6,982       5,237

  Increase in weighted average
    number of common shares
    upon assumed exercise
    of stock options                    -           416         276
                                   --------    --------    --------
  Total                              28,054       9,765       7,517
                                   ========    ========    ========

  Income (loss) per share:
    Income (loss) before
      extraordinary gain (loss) and
      cumulative effect of change
      in accounting principles     $  (0.41)   $   0.40    $  (0.13)
    Extraordinary gain (loss) on
      early extinguishment of debt    (0.83)        -          8.13
    Cumulative effect of change
      in accounting principles        (0.18)        -           -
                                   --------    --------    --------
    Net income (loss)              $  (1.42)   $   0.40    $   8.00
                                   ========    ========    ========